FORM 45-102F2

CERTIFICATE UNDER SUBSECTION 2.7(2) OR (3) OF

MULTILATERAL INSTRUMENT 45-102, RESALE OF SECURITIES

Complete 1. or 2.

 1. Atna Resources Ltd. (the “Issuer”) has distributed securities under a provision listed in Appendix D or E to Multilateral Instrument 45-102 or a provision of securities legislation that specifies that the first trade of the securities is subject to section 2.5 or 2.6 of Multilateral Instrument 45-102 and hereby certifies that in respect of a distribution on December 16, 2003 of:

    6,571,000 units (the “Units”) at $0.35 per Unit to certain investors. Each Unit comprised one common share and one-half (½) of one common share purchase warrant (a “Warrant”). One whole Warrant entitles the holder to purchase one additional common share (a “Warrant Share”) at a price of $0.45 per Warrant Share for a period of 12 months from December 16, 2003,

  30,000 Units to Pacific International Securities Inc. (the “Agent”),

  375,000 Units to the Agent and members of its selling group, and options (the “Agent’s Options”) to purchase up to 657,100 Units to the Agent and members of its selling group. The Agent’s Options are exercisable into 657,100 Units at a price of $0.425 per Unit for a period of 12 months from December 16, 2003 of the Issuer, the Issuer was a qualifying issuer within the meaning of Multilateral Instrument 45-102, Resale of Securities, at the distribution date.

DATED at Vancouver, B.C., this 17th day of December, 2003.

Atna Resources Ltd.

By: /s/ “David H. Watkins"
______________________(Signature)

   David H. Watkins

(Name - please print)

   President & CEO

     (Title – please print)

INSTRUCTIONS:

1.

If the distribution date is on or after the effective date of Multilateral Instrument 45-102 and the issuer or selling security holder has completed 1. above, file this form on or before the 10th day after the distribution date with the securities regulatory authority in each jurisdiction in which a purchaser of the securities is located and section 2.7 of Multilateral Instrument 45-102 has been implemented. Section 2.7 has been implemented in Alberta, British Columbia, Newfoundland, Northwest Territories, Nova Scotia, Nunavut, Ontario and Saskatchewan.

2.

If the issuer has completed 2., file this form with the securities regulatory authority in each jurisdiction in which a purchaser of the securities is located and section 2.7 of Multilateral Instrument 45-102 has been implemented.